EXHIBIT 99.2 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, RESTATED FOR DISCONTINUED OPERATIONS


     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Consolidated Financial Statements and Notes thereto filed as exhibits to this Current Report on Form 8-K.

     The information set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among others (i) expected changes in the Company's revenues and profitability,
(ii) prospective business opportunities and (iii) the Company's strategy for redirecting and financing its business. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes", "anticipates", "intends" or "expects". These forward-looking statements relate to the plans, objectives and expectations of the Company for future operations. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, in light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this report should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

      During the periods presented below, we acquired and sold numerous operating companies, which significantly affects the comparability of the following information. Therefore, our historical results will not be indicative of future performance. In addition, in the fourth quarter of fiscal 2001 and the first quarter of fiscal 2002, we either sold or ceased operating all of our operating businesses. Accordingly, the results of operations for the 1999, 2000 and 2001 financial statements presented herein have been restated to classify these exited businesses as discontinued. The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto.


OVERVIEW

      From 1997 to 1999, Worldport was a facilities-based global telecommunications carrier offering voice, data and other telecommunications services to carriers, Internet service providers, medium and large corporations and distributors and resellers operating in Europe and the United States. To finance certain acquisitions, the Company borrowed $120 million in June 1998 under an interim loan facility ("Interim Loan Facility"). In order to meet its obligations under its Interim Loan Facility, the Company sold substantially all of its material assets during the first quarter of 2000.

      In November 1999, we entered into a series of agreements with Energis to sell our 85% stake in the issued and outstanding shares of EnerTel. The sale was consummated on January 14, 2000 for $453.2 million, net of certain transaction expenses. The Company applied a portion of the net proceeds realized from the sale to repay existing debt, including debt incurred under the Interim Loan Facility, trade credit and other liabilities, and paid U.S. federal income taxes on the gain of approximately $57 million. Additionally, the Company completed the sale of IIC in March 2000.

      In the second quarter of 2000 we announced a new business strategy, focused on the delivery of Internet solutions to global companies doing business in the European marketplace. Pursuant to this strategy, we invested over $40 million to construct a new Internet solutions SuperCentre in Dublin, Ireland, which became operational in October 2000. In September 2000, we purchased VIS-able, a Swedish professional services firm specializing in complex systems development and consulting, for approximately $17.7 million. Finally, in April

2001, we acquired hostmark entities in the U.K., Sweden and Germany ("hostmark"), including the assumption of approximately $22 million in liabilities, for 5.1 million shares of common stock. The acquisition of hostmark provided Worldport with Internet solution centers ("ISC's") in London, Stockholm and Frankfurt. The hostmark companies had minimal revenues when we completed the transaction, and only one ISC was open for business.

      Following the acquisition of hostmark, we initiated an aggressive integration program to rapidly identify and eliminate operational and system redundancies in the two companies and to further streamline the combined business. Additionally, we shut down the unprofitable U.S. and U.K. professional services operations and took steps toward further cost alignment in our Swedish Professional Services operation. By the end of the third quarter of 2001, we had reduced our total workforce by approximately 41 percent and reduced total monthly operations expense by over 50 percent. Our statement of operations for the third quarter of 2001 included $1.3 million of expenses related to employee severance costs, termination penalties for excess bandwidth contracts and lease disposition costs associated with this integration activity to streamline the combined business.

      After the completion of the Hostmark acquisition we did not achieve the revenue growth in our Managed Hosting business that we had anticipated. We also experienced a decline in revenue in our Swedish Professional Services business. The general economic downturn, the slowdown in technology spending and the lengthening in the sales cycle for Managed Hosting services all contributed to these revenue shortfalls. In addition, our Swedish Professional Services business was negatively effected by excess capacity in the Swedish consulting market, major pricing pressures, and slower customer decisions related to new IT projects for those services. The Company believed that these conditions, as well as the increasing level of competition and consolidation in the Web hosting and Internet infrastructure markets, would continue to have an adverse effect on Worldport's ability to achieve near term revenue targets and, if they continued, could erode the financial resources of the Company more rapidly than planned.

      Therefore, the Company began a review of various alternatives to its existing business plan. As part of this review, the Company considered, among other alternatives, partnering with a strategic investor, taking additional actions to reduce its operating expenditures, closing one or more facilities or selling all or part of the Company's assets or operations. At the beginning of the third quarter of 2001, the Company engaged Schroder Salomon Smith Barney to assist the Company in its efforts to explore and evaluate various strategic and financial alternatives. Following the exploration and review of the strategic alternatives, we determined that it was necessary to dramatically reduce the rate at which our operations were using cash and to minimize our exposure in markets that were experiencing significantly slower than expected market growth. As a result, the Company made a decision to take further restructuring actions and to divest itself of certain assets. Accordingly, we took the following actions in the fourth quarter of 2001:

          |X| In November 2001, we announced that our Irish subsidiary was ceasing operations at its Dublin, Ireland facility. An orderly shutdown of the Ireland operations was commenced, and was substantially completed by December 31, 2001.

          |X| In December 2001, we sold the assets and certain liabilities of our Managed Services business in Stockholm to OM Technology AB for $0.9 million, subject to the resolution of a final working capital adjustment. OM also agreed to assume the ownership of Worldport's Stockholm Internet solution center and the operations at that center, and all customers' contracts.

          |X| In December 2001, we also sold our Swedish Professional Services business (formerly known as VIS-able International AB) to its employees in a management buyout for $0.9 million, the majority of which is in the form of a note.

          |X| In December 2001, we placed our German subsidiary, Hostmark GmbH, into receivership under Germany law.

          |X| We also took steps to reduce corporate expenses at our Buffalo Grove, Illinois, headquarters in connection with these transactions.

      In addition, we completed the sale of our remaining carrier business, Telenational Communications, Inc. ("TNC") in October 2001 for $0.4 million.

      Following the completion of these activities, we had completely disposed of our Professional Services segment and shut down or disposed of our Managed Hosting centers in Ireland, Sweden and Germany. Accordingly, the historical results of operations for prior periods are not comparable to the current period and are not representative of what future results will be. The results of operations of the Company's various subsidiaries that have been acquired or sold during the periods presented have been included from their dates of acquisition and/or through their dates of disposition as follows:

                                    Acquisition Date           Disposal Date
                                    ----------------           -------------
         EnerTel                    June 23, 1998              Januuary 14, 2000
         IIC                        August 1, 1998             February 29, 2000
         TNC                        June 20, 1997              October 25, 2001
         VIS-able Sweden            September 15, 2000         December 21, 2001
         Hostmark Sweden            April 26, 2001             December 21, 2001

      After completing these fourth quarter activities, we continued to operate our Managed Hosting center in the U.K., where we believed the greatest opportunities for the European Managed Hosting market existed. However, during the first quarter of 2002, the U.K. Managed Hosting market continued to develop at a much slower rate than anticipated. In addition, increasing industry consolidations and the closure or bankruptcy of competitors in the industry led us to believe that market conditions would not improve in the near future, bringing increased risk to the financial requirements for this business. Therefore, in March 2002, the Company's board of directors made the decision to make no further investment in its U.K. Managed Hosting operation. On March 26, 2002, our U.K. subsidiaries, Hostmark World Limited and Hostmark U.K. Limited, filed a petition for Administration under the United Kingdom Insolvency Act. An administrator has been appointed for these subsidiaries and it is anticipated that he will seek to either reorganize, find new investors, sell or liquidate the U.K. businesses for the benefit of its creditors.

      In April 2002, our Irish subsidiary, Worldport Ireland Limited, was given notice that a petition for winding up was filed and would be presented to the Irish High Court on behalf of Global Crossing Ireland Limited. The petition was heard by the Irish High Court on May 13, 2002 and a liquidator was appointed for this subsidiary to act on behalf of the creditors. As a result of this action, the liquidator has control over this subsidiary's assets.


DISCONTINUED OPERATIONS

As a result of the transactions described above, we no longer have active business operations. The Company has exited all three of its operating segments and is currently operating with only a minimal headquarters staff. Accordingly, the results of operations for the 1999, 2000 and 2001 financial statements presented herein have been restated to classify these exited businesses as discontinued. We refer you to the Company's audited consolidated financial statements and notes thereto for the three years ended December 31, 2001, restated for discontinued operations, and included in this Current Report on Form 8-K. The following MD&A discusses those financial statements as restated.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

      As the Company has exited all three of its operating segments and has classified the results of those business as discontinued, the Company had no revenue or cost of services from continuing operations in 2001 and 2000.

      Selling, general and administrative expenses were $5.5 million for the year ended December 31, 2001, as compared to $9.5 million for the year ended December 31, 2000. These expenses primarily consisted of legal, accounting and other professional fees, corporate salaries and facility costs, and corporate governance costs. The decrease in expenses from the prior year is primarily reflective of the cost savings efforts that were undertaken throughout the second half of 2001.

      A restructuring charge of $1.0 million from continuing operations was recorded in the fourth quarter ended December 31, 2001 relating primarily to actions taken to reduce corporate expenses at our Buffalo Grove, Illinois, headquarters in connection with the fourth quarter transactions described above. This restructuring charge consisted primarily of facility exit costs, severance and asset impairment charges.

      Depreciation and amortization expense was $0.2 million for the year ended December 31, 2001, as compared to $0.3 million for the year ended December 31, 2000 and represented depreciation on the corporate office and related computer hardware and software.

      Other income and expense consisted primarily of interest income of $4.6 million and $14.1 million for the years ended December 31, 2001 and 2000, respectively. This interest income was attributable to the Company's cash and cash equivalents remaining from the January 2000 sale of EnerTel and has steadily decreased as the Company has used that cash to pay taxes on the EnerTel sale and fund operating expenses and capital expenditures primarily relating to the discontinued operations.

      Net loss from continuing operations was $2.4 million for the year ended December 31, 2001, compared to net income from continuing operations of $3.5 million during the same period in 2000.

      The Company had net losses from discontinued operations of $121.1 million and $13.4 million for the years ended December 31, 2001 and 2000, respectively, from the Managed Hosting, Professional Services and Carrier Operations segments. The operating results of discontinued operations for the years ended December 31, 2001 and 2000 were as follows (in thousands):

                                                       2001          2000
                                                       ----          ----
           Net revenue                                $  10,934      $  9,795
           Restructuring costs (see Note 6)           $ 100,442      $   --
           Asset impairment                           $  13,222      $   --
           Loss before income taxes                   $(165,305)     $(15,185)
           Tax benefit                                $  44,251      $  1,784
           Net loss from discontinued operations      $(121,054)     $(13,401)

      Revenue from discontinued operations for the year ended December 31, 2001 was comprised of $2.9 million, $3.6 million and $4.4 million from the Company's three business segments, Managed Hosting, Professional Services and Carrier Operations, respectively. Revenue for the year ended December 31, 2000 was comprised of $0.2 million, $1.1 million and $8.5 million from the Managed Hosting, Professional Services and Carrier Operations segments, respectively.

      A restructuring charge of $101.5 million (approximately $100.5 million of which was included in Loss from Discontinued Operations) was recorded in the fourth quarter ended December 31, 2001 relating primarily to the actions taken in the fourth quarter of 2001 and the first quarter of 2002. The restructuring charge primarily consisted of:

     o an $84.8 million asset impairment charge to write down the long-lived assets located primarily in Ireland, Germany, and the U.K. to their expected net realizable value,

     o facility exit costs of $9.3 million for the Ireland and Germany centers,
     o bandwidth contract termination costs of $4.7 million associated with our Ireland operations,
     o    severance of $1.3 million, and
     o    other related costs of $1.4 million.

      The headcount reduction affected approximately 100 employees, who were primarily located in Ireland. An additional $10.0 million restructuring charge was recorded in the first quarter of 2002 relating to the actions taken in the U.K. in March 2002. This charge consisted of approximately $8 million in facility exit costs, approximately $0.5 million in bandwidth termination costs, and approximately $1.5 million in other related costs.

      In the third quarter of 2001, the Company experienced a decline in revenue in the Swedish Professional Services business as there was excess capacity in the Swedish consulting market, major pricing pressures, and slower customer decisions related to new IT projects for those services. In response to this, in the third quarter of 2001, the Company compared the carrying value of the VIS-able's long-lived assets with their estimated future undiscounted cash flows and determined that an impairment loss had occurred. The carrying value was then compared to the estimated future discounted cash flows and the excess carrying value of $13.2 million was recorded as a non-cash asset impairment charge and included in Loss from Discontinued Operations.

      Loss from discontinued operations for the year ended December 31, 2001 included a $44.3 million tax benefit on those operating losses. In 2001, we generated a total taxable loss of $167.2 million, primarily as a result of the closure of our SuperCentre in Dublin, Ireland in the fourth quarter of 2001. Under U.S. Federal tax law, we can carryback that loss to offset taxable income in previous years, subject to certain limitations, and obtain a refund of a portion or all of the U.S. federal income taxes previously paid. In connection with the sale of our EnerTel subsidiary in the first quarter of 2000, we recorded a pre-tax gain of approximately $346.9 million in 2000 and paid U.S. federal income taxes of approximately $57 million for the tax year ended December 31, 2000. Accordingly, we filed for a refund of past taxes paid and have recorded a tax receivable of approximately $51 million at December 31, 2001. Additionally, the Company had a $5.6 million AMT tax credit carryforward which, under a new U.S. federal tax law that was enacted in March 2002, allowed the Company to carryback the $5.6 million AMT tax credit against taxable income in 2000 for an additional refund. The Company recognized the additional $5.6 million tax benefit in the first quarter of 2002. In April 2002, we received a $57.6 million income tax refund. However, receipt of this refund does not indicate that the Internal Revenue Service agrees with the positions taken by the Company in its tax returns. The refund is still subject to review by the Internal Revenue Service of the Company's 2001 tax return. The Internal Revenue Service could require the Company to return all or a portion of this refund.

      The Company recorded a $1.8 million net gain in 2001 on the disposal of the Company's Managed Hosting and Professional Services businesses in Sweden. This gain included a tax benefit of $8.6 million, which related to the tax loss on the Company's investment in the sold VIS-able operation that can be carried back against 2000 taxable income for a refund. The Company recorded a $285.2 million gain (net of a tax provision of $61.8 million) in 2000 on the disposal of the Company's carrier operation, EnerTel.

      As a result, the Company had net losses of $121.6 million for the year ended December 31, 2001, compared to net income of $275.2 million for the year ended December 31, 2000. See "Liquidity and Capital Resources" below for a discussion of the Company's future outlook.


YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

      As discussed above, since the Company has exited all three of its operating segments and has classified the results of those business as discontinued, the Company had no revenue or cost of services from continuing operations in 2000 and 1999.

      Selling, general and administrative expenses were $9.5 million for the year ended December 31, 2000, only slightly lower than the prior year costs of $9.9 million, and primarily consisted of legal and accounting fees, corporate salaries and facility costs, and corporate governance costs.

      Depreciation and amortization expense was $0.3 million for the year ended December 31, 2000, as compared to $0.2 million for the year ended December 31, 1999 and represented depreciation on the corporate office and related computer hardware and software.

      Other income and expense consisted primarily of interest income of $14.1 million for the year ended December 31, 2000 and was attributable to the Company's cash and cash equivalents remaining from the January 2000 sale of EnerTel. Interest income was $0.9 million for the year ended December 31, 1999.

      Net income from continuing operations was $3.5 million for the year ended December 31, 2000, compared to net loss from continuing operations of $9.2 million during the same period in 1999.

      The Company had net losses from discontinued operations of $13.4 million for the year ended December 31, 2000, from the Managed Hosting, Professional Services and Carrier Operations segments. Net losses from discontinued operations for the year ended December 31, 1999, of $111.8 million was generated from the Carrier Operations segment. The operating results of discontinued operations for the years ended December 31, 2000 and 1999 were as follows (in thousands):

                                                      2000            1999
                                                      ----            ----
           Net revenue                               $  9,795        $  85,967
           Asset impairment                          $   --          $  11,902
           Loss before income taxes                  $(15,185)       $(111,824)
           Tax benefit                               $  1,784        $    --
           Net loss from discontinued operations     $(13,401)       $(111,824)

      Revenues from discontinued operations for the year ended December 31, 2000 of $9.8 million primarily consisted of $8.5 million from EnerTel and IIC (through their dates of sale) and Telenational Communications, Inc. (an asset that was held for sale until October 2001). An additional $1.1 million was attributable to the Professional Services business, which was acquired in September 2000. The remaining $0.2 million was generated from the Company's new Managed Hosting business. Revenues for the year ended December 31, 1999 of $86.0 million, was significantly higher than in 2000 as 1999 includes a full year of revenue from EnerTel.

      During 1999, the Company took an asset impairment charge of approximately $11.9 million in connection with the proposed sales of TNC, IIC and other U.S. based assets to write the net investments down to their anticipated net realizable value.

      The Company recorded a $285.2 million gain (net of a tax provision of $61.8 million) in 2000 on the disposal of the Company's carrier operation, EnerTel, in January 2000. A total tax provision of $60.0 million ($61.8 million from the disposal of discontinued operations offset by a tax benefit of $1.8 million on the losses from discontinued operations in 2000) resulted from the taxable gain from the sale of EnerTel, offset partially by the realization of the Company's net operating loss carryforwards from previous years that had not been benefited for tax purposes. An $85.0 million tax provision was recorded in the first quarter of 2000 based on a preliminary estimate of the tax due on the sale of EnerTel. This estimate was reduced in the third quarter by $2.4 million primarily for the tax impact of a $6.0 million refund of the purchase price made to Energis in November 2000 upon resolution of certain sale contingencies. In the fourth quarter, the final calculation of the 2000 tax provision was completed, which resulted in a further reduction in the tax provision of $22.6 million.

      As a result, the Company had net income of $275.2 million for the year ended December 31, 2000, compared to a net loss of $121.1 million during the same period in 1999.

LIQUIDITY AND CAPITAL RESOURCES

      The Company's continuing operations used cash of $4.4 million and $7.3 million for the years ended December 31, 2001 and 2000, and provided cash of $14.2 million for the year ended December 31, 1999, due primarily to changes in working capital.

      Investing activities used $9.8 million for the year ended December 31, 2001, due primarily to the $11.0 million purchase of marketable securities, which was partially offset by the $1.3 million proceeds on the sale of a Virginia residence acquired in 2000 in conjunction with an employment arrangement with a former chief executive officer of the Company. Investing activities used $3.0 million for the year ended December 31, 2000 primarily attributable to the original purchase of the Virginia residence and capital expenditures.

      The Company had minimal financing activities for the years ended December 31, 2001 and 2000. Financing activities provided $51.4 million during the year ended December 31, 1999 and consisted primarily of proceeds from the issuance of Series C and Series E convertible preferred stock and the exercise of employee stock options.

      The Company's discontinued operations used $56.7 million for the year ended December 31, 2001 and included capital expenditures of $23.7 million (primarily for customer equipment and the Company's ISC's and software systems), the third quarter settlement of approximately $15.8 million of liabilities assumed in the hostmark acquisition, and operating costs related to the continued execution of the Company's Managed Hosting business plan. The Company's discontinued operations generated $141.0 million for the year ended December 31, 2000 and primarily consisted of the proceeds from the EnerTel sale transaction of $453.2 million offset by $158.5 million used to repay the Interim Loan Facility and a related party note payable, $61.9 million of capital expenditures associated with the buildout of the Company's SuperCentre in Ireland and the development of related software systems, $17.7 million for the acquisition of VIS-able, and operating costs related to the execution of the Company's Managed Hosting business plan. The Company's discontinued operations used $71.0 million for the year ended December 31, 1999, due primarily to operating losses on the Company's carrier operations, capital expenditures and capital lease repayments.


      As described above, we received our $57.6 million income tax refund in April 2002. However, receipt of this refund does not indicate that the Internal Revenue Service agrees with the positions taken by the Company in its tax returns. The refund is still subject to review by the Internal Revenue Service of the Company's 2001 tax return. The Internal Revenue Service could require the Company to return all or a portion of this refund.

      After receipt of the tax refund, we had approximately $109.4 million in cash and cash equivalents and $11.0 million in marketable securities as of June 3, 2002. Our cash equivalents currently consist of highly rated short-term commercial paper, money market funds and government securities.

      Our December 31, 2001 consolidated balance sheet reflected total liabilities of approximately $41.5 million. Included in this amount are accruals related to liabilities incurred by our subsidiaries. We are still in the process of finalizing the closure of the operations of our subsidiaries. Although we are directly liable for certain of the liabilities of our subsidiaries, we currently estimate that between $15 million and $25 million of the liabilities reflected on our December 31, 2001 consolidated balance sheet are liabilities of our subsidiaries that Worldport Inc., as the parent corporation, are not legally required to pay. However, there can be no assurance that creditors will not make claims against Worldport Inc. for other liabilities related to the operation of our subsidiaries.

      An additional $10.0 million of liabilities was recorded in the first quarter of 2002 relating to the actions taken in the U.K. in March 2002. This charge consisted of approximately $8 million in facility exit costs, approximately $0.5 million in bandwidth termination costs, and approximately $1.5 million in other related costs. We estimate that the majority of this $10 million are liabilities that Worldport Inc, as the parent company, could be required to pay.

      Included in the total liabilities recorded at December 31, 2001, are $4.7 million of future rent payments and early termination penalties on the Dublin, Ireland, data center lease, which expires in 2010. Included in the additional $10.0 million of liabilities recorded in the first quarter of 2002 are $7.7 million of future rent payments on the Slough, U.K., data center lease, which expires in 2015. Worldport Inc. is directly liable for the Dublin lease and has directly agreed to indemnify certain persons in connection with the Slough lease. We have assumed, for purposes of calculating these liabilities, that we will not be able to mitigate these liabilities, however, Company management is currently seeking opportunities for subleasing its data center facilities and further reducing its other liabilities related to the exited businesses. There can be no assurance that the Company will be successful in its efforts to mitigate these liabilities or that additional claims will not be asserted against Worldport Inc.

      The Company's management is currently evaluating the possible sale or disposition of the remaining assets, including potentially subleasing the facilities remaining under operating lease agreements. The Company used estimates to calculate these liabilities, including the ability and timing of the Company to sublease space and the net realizable value of remaining assets. These estimates are subject to change based on the sale of the remaining assets along with the sublease or settlement of future rent obligations.

      In March 2002, Sturm Group Inc., Donald L. Sturm and Hostmark World Holdings, LLC, filed a complaint against the Company and its wholly owned subsidiary, Worldport Holding Inc. in the Circuit Court For the Nineteenth Judicial Circuit, Lake County, Illinois -Chancery Division. This claim relates to the April 2001 acquisition of the Company's Hostmark subsidiaries (the "Hostmark Subsidiaries"). The Hostmark Subsidiaries were acquired by Worldport Holdings from Hostmark World Holdings, LLC pursuant to a Stock Purchase Agreement. In connection with these transactions, the Company agreed to use its reasonable efforts to obtain the release of the plaintiffs from certain guarantees that the plaintiffs had entered into on behalf of the Hostmark Subsidiaries prior to the acquisition. The reasonable efforts of the Company were to include, if required, the Company providing to the landlord of the property located in Slough, U.K., a rent indemnity and keeping such rent indemnity in place until November 20, 2008. If required in order to obtain such rent indemnity, the Company agreed to deposit funds with a commercial bank (or provide such other collateral or security required by the bank). If required by the landlord, the reasonable efforts of the Company were also to include providing a one-year rent indemnity after November 2008 until the lease expires in November 2015. In this action, the plaintiffs are seeking an injunction ordering the Company to comply with the terms of these agreements. The plaintiffs are also seeking damages for the defendants' alleged breach of these agreements. The Company has not yet responded to this complaint, but does not expect to pay material damages in this suit.

      After completing the shutdown of our Irish, Swedish, German and U.K. subsidiaries and satisfying the parent company's related liabilities, we expect to continue to have significant cash resources. We currently anticipate that after we complete the activities related to exiting these businesses, we will operate with a minimal headquarters staff while we determine how to use these cash resources. We also intend to analyze a potential liquidation of the Company and its effects on the Company's stockholders. Upon any liquidation, dissolution or winding up of the Company, the holders of our outstanding Preferred Stock would be entitled to receive approximately $68 million prior to any distribution to the holders of our common stock. Although we may consider acquisition opportunities, we have not identified a specific industry on which we intend to initially focus and have no present plans, proposals, arrangements or understandings with respect to the acquisition of any specific business. We will have broad discretion in determining how to use these cash resources and in identifying and selecting acquisition opportunities. See "Risk Factors".


CRITICAL ACCOUNTING POLICIES

      The following discussion of accounting policies is intended to supplement our Significant Accounting Policies as presented in Note 2 to our consolidated financial statements. The expenses and accrued liabilities related to certain of these policies are initially based on our best estimate at the time of original entry into our accounting records. Adjustments are recorded when our actual experience differs from the expected experience underlying the estimates. These adjustments could be material if our experience were to change significantly. We make frequent comparisons of actual experience and expected experience in order to mitigate the likelihood of material adjustments.

Revenue Recognition

      As a result of the fourth quarter 2001 and first quarter 2002 transactions described above, all of the Company's revenues for 2001, 2000 and 1999 have been included in Loss from Discontinued Operations. The Company recognized revenues as services were provided. Amounts billed in advance of services provided were recorded as deferred revenues until such related services are provided and are included in Accrued Expenses. The Company adopted Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" effective January 1, 2000, the adoption of which had no impact on the Company's financial statements. In accordance with SAB 101, installation fees were amortized over the life of the relevant contract, which generally ranged from one to three years.


Impairment

      In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company periodically reviews its long-lived assets to determine if they have been other than temporarily impaired by comparing the carrying value of the assets with their estimated future undiscounted cash flows. If it is determined that an impairment loss has occurred, the loss is recognized during the period incurred. An impairment loss is calculated as the difference between the carrying value of the assets and the present value of estimated future net cash flows or comparable market values, giving consideration to recent operating performance.

      As a result of this periodic review, the Company recorded non-cash asset impairment charges to write down its long-lived assets of various businesses to their estimated net realizable value, as described in Note 5 to the consolidated financial statements. Following these write downs, management believes its long-lived assets are appropriately valued in the accompanying financial statements.

Restructuring Costs

      The Company records estimates of restructuring costs, primarily for severance, facility exit costs, bandwidth contract termination costs, and the write down of assets to their expected net realizable value, in accordance with Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)". The Company used estimates to calculate the restructuring charges, including the ability and timing of the Company to sublease space and the net realizable value of remaining assets. These estimates are subject to change based on the sale of the remaining assets along with the sublease or settlement of future rent obligations.

Income Tax Valuation Allowances

      SFAS No. 109, "Accounting for Income Taxes", requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ability of the Company to fully realize deferred tax assets in future years is generally contingent upon its success in generating sufficient levels of taxable income in those future years.


MARKET RISK

      Prior to the fourth quarter 2001 and first quarter 2002 transactions described above, the majority of the Company's operations were in Europe, and the revenue and expenses of those operations were denominated in local currencies. Due to the volatility of currency exchange rates, among other factors, we cannot predict the effect of exchange rate fluctuations on our future operating results. The Company has used derivative instruments to hedge its foreign currency exposure only on a limited basis, and had no foreign currency hedge contracts outstanding at December 31, 2001. As a result, the Company may incur gains and losses on foreign currency fluctuations. Other foreign exchange gains and losses recorded in income were gains of $0.1 million for the year ended December 31, 2001 and losses of approximately $2.6 million for the year ended December 31, 2000. These foreign exchange gains and losses have been included in Loss from Discontinued Operations. There were no foreign exchange gains or losses recorded in income in 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

      In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prospectively prohibits the pooling of interests method of accounting for business combinations initiated after June 30, 2001. Under SFAS No. 142, goodwill amortization ceases when the new standard is adopted. In the twelve months ended December 31, 2001, the Company recorded $2.5 million of goodwill amortization from discontinued operations. SFAS No. 142 also requires an initial goodwill impairment assessment in the year of adoption and an impairment test both on an annual basis and upon the occurrence of any event or change in circumstances that would reduce the fair value of a reporting unit below its carrying value. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company adopted this standard at the beginning of its 2002 fiscal year. As the Company had no goodwill or intangibles at December 31, 2001, the adoption of this statement had no impact on the Company's consolidated financial statements.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". As a result of the fourth quarter 2001 and first quarter 2002 transactions described above, the Company has exited all three of its operating segments as of March 31, 2002 and is currently operating with only a minimal headquarters staff. Accordingly, results of operations for all three of the Company's operating segments have been classified as discontinued under SFAS 144, and prior periods have been restated in order to conform to the new presentation.